===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT
                                (Amendment No. 1)

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 21, 2004

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                   0-25642                    13-3245741
 (State of incorporation)    (Commission File Number)     (I.R.S. Employer
                                                         Identification No.)

    500 West Jefferson Street
     PNC Plaza - 19th Floor
      Louisville, Kentucky                            40202-2823
(Address of principal executive office)               (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events.

Item 8.01 Other Events.

Explanatory Note

This Amendment No. 1 to Commonwealth Industries, Inc.'s (the "Company") Form 8-K originally filed on August 19, 2004 is being filed solely to revise note 13 to the Company's Consolidated Financial Statements for the year ended December 31, 2003 included in Item 8 "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 as filed on March 12, 2004 (the "Form 10-K") and amended by the Company's Form 8-K filed on August 19, 2004. This revision is to delete the reference to outside consultants from the fifth paragraph of note 13.

For a description of other material events occurring since March 12, 2004, please read the Company's reports filed with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

Revised Item 8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

                          COMMONWEALTH INDUSTRIES, INC.
                           Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                   December 31,
                                                                       -------------------------------------
                                                                           2003                    2002
                                                                       -------------           -------------
Assets
Current assets:
          Cash and cash equivalents                                      $        -               $  13,199
          Accounts receivable, net                                              307                      77
          Inventories                                                       116,150                 110,620
          Net residual interest in receivables sold                          44,889                  61,755
          Prepayments and other current assets                               13,964                   6,681
          Current assets of discontinued operations                          35,704                  34,875
                                                                       -------------           -------------
               Total current assets                                         211,014                 227,207
Property, plant and equipment, net                                          127,610                 131,038
Other noncurrent assets                                                       7,802                   6,111
Noncurrent assets of discontinued operations                                 33,690                  64,802
                                                                       -------------           -------------
               Total assets                                               $ 380,116               $ 429,158
                                                                       =============           =============

Liabilities
Current liabilities:
          Outstanding checks in excess of deposits                        $     947               $       -
          Accounts payable                                                   44,176                  55,869
          Accrued liabilities                                                21,259                  26,169
          Current liabilities of discontinued operations                      9,458                   6,337
                                                                       -------------           -------------
               Total current liabilities                                     75,840                  88,375
Long-term debt                                                              125,000                 125,000
Other long-term liabilities                                                   3,845                   5,183
Accrued pension benefits                                                     29,017                  25,353
Accrued postretirement benefits                                              67,146                  76,670
Noncurrent liabilities of discontinued operations                             1,130                   1,390
                                                                       -------------           -------------
               Total liabilities                                            301,978                 321,971
                                                                       -------------           -------------

Commitments and contingencies                                                     -                       -

Stockholders' Equity
     Common stock, $0.01 par value, 50,000,000 shares authorized,
          16,010,971 and 15,997,651 shares outstanding at
          December 31, 2003 and 2002, respectively                              160                     160
     Additional paid-in capital                                             405,703                 405,613
     Accumulated deficit                                                   (308,477)               (277,942)
     Accumulated other comprehensive income:
         Unrealized gain on security                                             34                       -
         Minimum pension liability adjustment                               (21,276)                (21,391)
         Effects of cash flow hedges                                          1,994                     747
                                                                       -------------           -------------
               Total stockholders' equity                                    78,138                 107,187
                                                                       -------------           -------------
               Total liabilities and stockholders' equity                 $ 380,116               $ 429,158
                                                                       =============           =============

 The accompanying notes are an integral part of the consolidated financial statements.

                          COMMONWEALTH INDUSTRIES, INC.
                      Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                Year ended December 31,
                                                      ---------------------------------------------
                                                         2003            2002              2001
                                                      -----------     ------------      -----------
Net sales                                              $ 817,711        $ 853,849        $ 801,786
Cost of goods sold                                       769,402          804,637          774,895
                                                      -----------     ------------      -----------
     Gross profit                                         48,309           49,212           26,891
Selling, general and administrative expenses              34,317           34,428           41,187
Amortization of goodwill                                       -                -            2,248
Asset impairment charges                                       -                -          167,267
                                                      -----------     ------------      -----------
     Operating income (loss)                              13,992           14,784         (183,811)
Other income (expense), net                                1,771            1,636              907
Interest expense, net                                    (15,506)         (15,854)         (16,635)
                                                      -----------     ------------      -----------
     Income (loss) from continuing operations before
       income taxes and cumulative
       effect of change in accounting principle              257              566         (199,539)
Income tax expense (benefit)                                 115           (2,357)             135
                                                      -----------     ------------      -----------
     Income (loss) from continuing operations
       before cumulative effect of change in
       accounting principle                                  142            2,923         (199,674)
Discontinued operations:
     Income (loss) from operations before income taxes   (29,007)           6,258            6,187
     Income tax expense                                       69               65               65
                                                      -----------     ------------      -----------
Income (loss) from discontinued operations               (29,076)           6,193            6,122
                                                      -----------     ------------      -----------
Income (loss) before cumulative effect of change
  in accounting principle                                (28,934)           9,116         (193,552)
Cumulative effect of change in accounting principle            -          (25,327)               -
                                                      -----------     ------------      -----------
     Net income (loss)                                 $ (28,934)       $ (16,211)       $(193,552)
                                                      ===========     ============      ===========

Basic net income (loss) per share:
     Income (loss) from continuing operations            $  0.01          $  0.18         $ (12.15)
     Income (loss) from discontinued operations            (1.82)            0.39             0.37
     Cumulative effect of change in accounting principle       -            (1.58)               -
     Net income (loss)                                     (1.81)           (1.01)          (11.78)


Diluted net income (loss) per share:
     Income (loss) from continuing operations            $  0.01          $  0.18         $ (12.15)
     Income (loss) from discontinued operations            (1.81)            0.38             0.37
     Cumulative effect of change in accounting principle       -            (1.57)               -
     Net income (loss)                                     (1.80)           (1.01)          (11.78)

Weighted average shares outstanding
     Basic                                                16,011           15,994           16,428
     Diluted                                              16,075           16,097           16,428

 The accompanying notes are an integral part of the consolidated financial statements.

                          COMMONWEALTH INDUSTRIES, INC.
              Consolidated Statement of Comprehensive Income (Loss)
                                 (in thousands)

                                                                                          Year ended December 31,
                                                                                 ----------------------------------------
                                                                                    2003           2002            2001
                                                                                 ----------     ----------      ---------
Net income (loss)                                                                $ (28,934)     $ (16,211)     $(193,552)
Other comprehensive income, net of tax:
     Unrealized gain on security                                                        34              -              -
     Minimum pension liability adjustment                                              115        (21,391)             -
     Net change related to cash flow hedges:
         Cumulative effect of accounting change                                          -              -          6,619
         Increase (decrease) in fair value of cash flow hedges                       9,615          1,867        (31,451)
         Reclassification adjustment for (gains) losses included in net income      (8,368)        10,224         13,488
                                                                                 ----------     ----------      ---------
     Net change related to cash flow hedges                                          1,247         12,091        (11,344)
                                                                                 ----------     ----------      ---------
Comprehensive income (loss)                                                      $ (27,538)     $ (25,511)     $(204,896)
                                                                                 ==========     ==========      =========

 The accompanying notes are an integral part of the consolidated financial statements.

                          COMMONWEALTH INDUSTRIES, INC.
            Consolidated Statement of Changes in Stockholders' Equity
                 (in thousands except share and per share data)

                                                                                                   Accumulated
                                                                                                      Other
                                                                                                   Comprehensive
                                                                                                       Income:
                                                                                   Notes   ------------------------------
                                Common Stock                                    Receivable Unrealized   Minimum Effects of
                              ----------------  Additional                       from Sale    Gain      Pension   Cash       Total
                              Number of          Paid-in  Accumulated  Unearned  of Common     on     Liability   Flow Stockholders'
                               Shares    Amount   Capital   Deficit  Compensation  Stock    Security  Adjustment  Hedges    Equity
                                ---------- -----  -------  ---------  --------  ----------  -------  --------   ---------  --------
Balance December 31, 2000      16,528,051 $ 165 $ 408,505 $ (61,688)   $ (7)     $ (8,582)    $ -       $ -       $   -   $ 338,393
Net income (loss)                       -     -         -  (193,552)      -             -       -         -           -    (193,552)
Cash dividends, $0.20
  per share                             -     -         -    (3,292)      -             -       -         -           -      (3,292)
Effects of cash flow hedges             -     -         -         -       -             -       -         -     (11,344)    (11,344)
Amortization of unearned
  compensation                          -     -         -         -       7             -       -         -           -           7
Issuance of stock in connection
  with stock awards                24,975     -       106         -       -             -       -         -           -         106
Repayments of notes receivable
 and retirement of common
 stock                           (583,996)   (5)   (3,168)        -       -         7,021       -         -           -       3,848
                                ---------- -----  -------  ---------  --------  ----------  -------  --------   ---------  --------
Balance December 31, 2001      15,969,030   160   405,443  (258,532)      -        (1,561)      -         -     (11,344)    134,166
Net income (loss)                       -     -         -   (16,211)      -             -       -         -           -     (16,211)
Cash dividends, $0.20
  per share                             -     -         -    (3,199)      -             -       -         -           -      (3,199)
Minimum pension liability
  adjustment                            -     -         -         -       -             -       -      (21,391)       -     (21,391)
Effects of cash flow hedges             -     -         -         -       -             -       -         -      12,091      12,091
Issuance of stock in connection
  with stock awards                28,621     -       170         -       -             -       -         -           -         170
Repayments of notes receivable
 and retirement of common
 stock                                  -     -         -         -       -         1,561       -         -           -       1,561
                                ---------- -----  -------  ---------  --------  ----------  -------  --------   ---------  --------
Balance December 31, 2002      15,997,651   160   405,613  (277,942)      -             -       -      (21,391)     747     107,187
Net income (loss)                       -     -         -   (28,934)      -             -       -         -           -     (28,934)
Cash dividends, $0.10
  per share                             -     -         -    (1,601)      -             -       -         -           -      (1,601)
Unrealized gain on security             -     -         -         -       -             -      34         -           -          34
Minimum pension liability
  adjustment                            -     -         -         -       -             -       -          115        -         115
Effects of cash flow hedges             -     -         -         -       -             -       -         -       1,247       1,247
Issuance of stock in connection
  with stock awards                13,320     -        90         -       -             -       -         -           -          90
                                ---------- -----  -------  --------  --------  ----------  -------   --------  ---------   --------
Balance December 31, 2003      16,010,971 $ 160  $405,703 $(308,477)    $ -           $ -    $ 34    $ (21,276)  $1,994    $ 78,138
                               ==========  =====  =======  ========  ========  ==========  =======   ========= =========   ========

 The accompanying notes are an integral part of the consolidated financial statements.

                          COMMONWEALTH INDUSTRIES, INC.
                      Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                 Year ended December 31,
                                                                       --------------------------------------------
                                                                          2003             2002             2001
                                                                       ----------       ----------      -----------
Cash flows from operating activities:
   Net income (loss)                                                    $(28,934)       $ (16,211)      $ (193,552)
   Loss (income) from discontinued operations                             29,076           (6,193)          (6,122)
   Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operations:
      Depreciation                                                        18,832           18,891           27,853
      Amortization                                                           895              984            3,536
      Asset impairment charges                                                 -                -          167,267
      Goodwill impairment charges                                              -           13,470                -
      Loss on disposal of property, plant and equipment                      554              325              264
      Issuance of common stock in connection with stock awards                90              170              106
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable, net                     (230)              15               (6)
        (Increase) decrease in inventories                                (5,530)          (5,991)          12,273
         Decrease (increase) in net residual interest in receivables sold 16,900              516          (14,949)
        (Increase) decrease in prepayments and other current assets       (7,142)          (2,120)           8,342
        (Increase) in other noncurrent assets                               (579)          (3,602)            (322)
        (Decrease) increase in accounts payable                          (11,693)          10,248           (3,209)
        (Decrease) in accrued liabilities                                 (3,804)            (105)          (1,802)
        (Decrease) in other liabilities                                   (9,090)          (6,019)         (16,977)
                                                                       ----------       ----------      -----------
                 Net cash (used in) provided by continuing operations       (655)           4,378          (17,298)
                 Net cash provided by discontinued operations              4,068           20,119           20,605
                                                                       ----------       ----------      -----------
                 Net cash provided by operating activities                 3,413           24,497            3,307
                                                                       ----------       ----------      -----------
Cash flows from investing activities:
   Purchases of property, plant and equipment                            (16,116)         (15,975)          (8,797)
   Proceeds from sale of property, plant and equipment                       158               23              100
                                                                       ----------       ----------      -----------
        Net cash (used in) investing activities                          (15,958)         (15,952)          (8,697)
                                                                       ----------       ----------      -----------
Cash flows from financing activities:
   Increase in outstanding checks in excess of deposits                      947                -                -
   Proceeds from long-term debt                                          108,970           77,270           57,110
   Repayments of long-term debt                                         (108,970)         (77,270)         (57,110)
   Repayments of notes receivable from sale of common stock                    -            1,561            3,848
   Cash dividends paid                                                    (1,601)          (3,199)          (3,292)
                                                                       ----------       ----------      -----------
        Net cash (used in) provided by financing activities                 (654)          (1,638)             556
                                                                       ----------       ----------      -----------
Net (decrease) increase in cash and cash equivalents                     (13,199)           6,907           (4,834)
Cash and cash equivalents at beginning of period                          13,199            6,292           11,126
                                                                       ----------       ----------      -----------
Cash and cash equivalents at end of period                              $      -         $ 13,199          $ 6,292
                                                                       ==========       ==========      ===========
Supplemental disclosures:
    Interest paid                                                       $ 14,595         $ 14,483          $15,609
    Income taxes paid (refunds received)                                     118           (2,524)              36
Non-cash activities:
    Repayment of notes receivable from sale of common stock with
      common stock and subsequent retirement of common stock            $      -         $      -          $ 3,173

 The accompanying notes are an integral part of the consolidated financial statements.

                         COMMONWEALTH INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies Commonwealth Industries, Inc. (the "Company") operates principally in the United States in one segment after having disposed of its other segment, the electrical products segment, in July 2004. The aluminum segment manufactures common alloy aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The electrical products segment manufactured flexible electrical wiring products for the commercial construction and do-it-yourself markets.

The Company has restated the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 as a result of the Company's disposal of its Alflex subsidiary, which comprised its electrical products segment. The assets and liabilities, results of operations and cash flows of the electrical products segment have been reported separately as discontinued operations in the Company's consolidated financial statements. Certain other reclassifications have been made to present the financial statements on a consistent basis.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to the valuation of property, plant and equipment and goodwill, assumptions and methodology for assessing hedge effectiveness regarding aluminum and natural gas futures contracts, forward contracts and options, assumptions for computing pension and postretirement benefits obligations, allowance for uncollectible accounts receivable, assumptions for computing workers' compensation liabilities and environmental liabilities.

Cash and Cash Equivalents
Cash and cash equivalents include demand deposits with banks and highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

Concentrations of Credit Risk
Futures contracts, options, cash investments and accounts receivable potentially subject the Company to concentrations of credit risk. The Company places its cash investments with high credit quality institutions. At times, such cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. Credit risk with respect to accounts receivable exists related to concentrations of sales to aluminum distributors, who in turn resell the Company's aluminum products to end-use markets, including the consumer durables, building and construction and transportation markets. During 2003, 2002 and 2001, sales to one major customer amounted to approximately 10.9%, 12.6% and 14.0%, respectively, of the Company's net sales. No other single customer accounted for more than 10% of the Company's net sales in 2003, 2002 or 2001. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables.

Inventories
Inventories are stated at the lower of cost or market. The methods of accounting for inventories are described in note 5.

Long-Lived Assets
Property, plant and equipment are carried at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets which generally range from 15 to 33 years for buildings and improvements and from 5 to 20 years for machinery and equipment. Repair and maintenance costs are charged against income while renewals and betterments are capitalized. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss reflected in income.

Goodwill represents the excess of cost over the fair value of net assets acquired and prior to 2002 was being amortized on a straight-line basis over forty years. Accumulated amortization was $13.9 million at December 31, 2001. Beginning January 1, 2002 goodwill is no longer amortized, but instead is being evaluated annually for impairment according to the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). See note 3 for additional information.

Prior to January 1, 2002, the Company periodically evaluated the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets according to the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No.121"). In the event that facts and circumstances indicated that the carrying amount of an asset or group of assets may be impaired, an evaluation of recoverability was performed in accordance with the provisions of SFAS No. 121. In performing the evaluation, the estimated future undiscounted cash flows associated with the asset was compared to the assets' carrying amount to determine if a write-down to fair value or discounted cash flow value was required. The Company recorded an impairment charge in the fourth quarter of 2001 according to the provisions of SFAS No.121. See note 2 for additional information.

After January 1, 2002, the Company periodically evaluates the carrying value of long-lived assets to be held and used according to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a "segment of a business" (as previously defined in that Opinion). The adoption of SFAS No. 144 had no impact on the Company's financial statements in 2002.

Capitalized Software Costs
The Company capitalizes certain computer software acquisition and implementation costs. Computer software costs of $7.7 million and $5.3 million were capitalized during the year ended December 31, 2003 and 2002, respectively, relating to the Company's project to upgrade its information technology systems which became operational in the fourth quarter of 2003. The Company recorded $0.4 million of depreciation during the fourth quarter of 2003 relating to the project.

Capitalized Interest Costs
The Company capitalizes interest costs associated with the financing of major capital expenditures up to the time the asset is ready for its intended use.

Deferred Financing Costs
The costs related to the issuance of debt are capitalized and amortized over the lives of the related debt as interest expense.

Financial Instruments
The Company enters into futures contracts, forward contracts and options to manage exposures to price risk related to aluminum and natural gas purchases. The Company also occasionally uses interest rate swap agreements to manage interest rate risk. Gains and losses on these financial instruments which effectively hedge exposures are deferred, net of taxes if any, in other comprehensive income and included in income when the underlying transactions occur. The ineffective portion of the gains and losses are recorded currently in the consolidated statement of operations. Gains and losses on certain other financial instruments entered into to mitigate risk which do not qualify for hedge accounting are recognized currently in the consolidated statement of operations. See note 7 for additional information.

Income Taxes
The Company accounts for income taxes using the liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, the Company uses judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance.

Revenue Recognition
The Company recognizes revenue upon passage of title to the customer.

The Company classifies customer rebates as sales deductions in accordance with the requirements of Emerging Issues Task Force Issue No. 01-09 and classifies shipping costs incurred as a component of cost of goods sold in accordance with the requirements of Emerging Issues Task Force Issue No. 00-10.

Computation of Net Income Per Common Share
Basic net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per share has been computed by dividing net income by the weighted average number of common and common equivalent shares (stock options) outstanding during the period.

Stock-Based Compensation
At December 31, 2003, the Company had stock-based compensation plans which are described more fully in note 14. As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company follows the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plans under the intrinsic value based method. Accordingly, no stock-based compensation expense has been recognized for stock options issued under the plans as all stock options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation expense been determined based on the fair value of the stock options at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased for 2003, 2002 and 2001 to the pro forma amounts which follow (in thousands except per share data):

                                            2003           2002           2001
                                            ----           ----           ----
Net income (loss) as reported            $(28,934)      $(16,211)     $(193,552)
Less total stock-based employee
compensation expense determined under
fair value method for all awards, net
of related tax effects                        327            372            106
                                        ---------      ---------     ----------
Pro forma net income (loss)              $(29,261)      $(16,583)     $(193,658)
                                        =========      =========     ==========

Basic net income (loss) per share
    As reported                            $(1.81)        $(1.01)       $(11.78)
    Pro forma                               (1.83)         (1.04)        (11.79)
Diluted net income (loss) per share
    As reported                            $(1.81)        $(1.00)       $(11.78)
    Pro forma                               (1.83)         (1.03)        (11.79)

Self Insurance
The Company is substantially self-insured for losses related to workers' compensation and health claims. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred based on Company experience and certain actuarial assumptions. Under the terms of the workers' compensation programs, the Company is required to maintain pre-determined amounts of cash security, restricted as to use. At December 31, 2003 and 2002, $3.2 million and $2.9 million, respectively, of other noncurrent assets on the consolidated balance sheet were so restricted.

Environmental Compliance and Remediation
Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future revenues, are expensed. Liabilities for remediation costs and post-remediation monitoring are recorded when they are probable and reasonably estimable. The liability may include costs such as environmental site evaluations, consultant fees, feasibility studies, outside contractor and monitoring expenses. The assessment of this liability is calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies and is not discounted. The Company expenses all legal fees associated with remediation costs and post-remediation monitoring as the fees are incurred. These fees are neither estimable nor probable, as it is not possible to predict the amount or timing of cost for future environmental matters which may subsequently be determined.

Capital Lease Obligations
The Company leases certain property, plant and equipment used in its operations, some of which are required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS No. 13"). SFAS No. 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability.

Recently Issued Accounting Standards
In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"), and issued a revision in December 2003. This Interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for the Company in the quarter ending March 31, 2004. Management does not expect the adoption of this Interpretation to have a material impact on the Company's results of operations or financial position.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (" SFAS No. 149"). The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, the provisions of this Statement are generally to be applied prospectively. The Statement's initial adoption did not have a material impact on the Company's results of operations or financial position.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The provisions of SFAS No. 150 apply immediately to all financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. The Statement's initial adoption did not have a material impact on the Company's results of operations or financial position.

In December 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Statement requires additional disclosures about an employer's pension plans and postretirement benefits plans such as: the types of plan assets, investment strategy, measurement date, plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. See notes 10 and 11 to the consolidated financial statements for the required additional disclosures.

2.  Asset Impairment Charges
During the fourth quarter of 2001, the Company recorded a non-cash asset impairment charge of $167.3 million or $10.18 per basic and diluted share (before and after tax) related to the impairment of certain property, plant and equipment and goodwill in its aluminum segment. The asset impairment charges resulted from the application of the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121") which required that long-lived assets, certain intangibles and goodwill held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The Company undertook the impairment review upon concluding, in the weeks following the tragic events of September 11, that the economic recovery forecast by the Company to restore its aluminum rolling mill operations to profitability in the second half of 2001 would not occur, and that a continuation of poor market conditions would impact the carrying amount of the assets. The estimated fair value of the assets was based on anticipated cash flows of the operations in the Company's aluminum business discounted at a rate commensurate with the risk involved. The $167.3 million impairment charge was composed of $85.4 million of property, plant and equipment write-downs ($1.8 million of net land and improvements, $15.7 million of net building improvements, $59.0 million of net machinery and equipment and $8.9 million of construction in progress) and $81.9 million of goodwill write-downs.

3.  Goodwill
Effective January 1, 2002, the Company adopted Statement of Financial
Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets" and amends Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 121 was subsequently superseded by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144").

SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer to be amortized but reviewed for impairment annually or more frequently if certain indicators arise, using a two-step approach. SFAS No. 142 was effective January 1, 2002 and the Company was required to complete step one of a transitional impairment test by June 30, 2002 and to complete step two of the transitional impairment test, if step one indicates that the reporting unit's carrying value exceeds its fair value, by December 31, 2002. Any impairment loss resulting from the transitional impairment test was required to be recorded as a cumulative effect of a change in accounting principle in the quarter ended March 31, 2002. Any subsequent impairment losses will be reflected in operating income in the consolidated statement of operations. The net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Fair value was determined by using the valuation technique of calculating the present value of estimated expected future cash flows (using a discount rate commensurate with the risks involved).

Based upon the transitional impairment test performed upon adoption of SFAS No. 142, the Company recorded a goodwill impairment loss of $25.3 million ($13.5 million in its aluminum segment and $11.8 million in its discontinued electrical products segment). As required by SFAS No. 142 and previously described, the Company recorded the goodwill write-down as a cumulative effect of a change in accounting principle as of January 1, 2002 and restated the Company's first quarter 2002 financial results.

During the fourth quarter of 2003, the Company performed its annual impairment review of the Company's remaining goodwill balance relating to the discontinued Alflex electrical products segment and determined that an additional goodwill impairment write-down of $29.6 million was necessary. The impairment loss was due to increased competition in the electrical products industry which lowered the operating profits and cash flows during 2003 over what had been expected. Based upon this trend, the long-term earnings and cash flow forecasts were revised.

The following displays the changes in the carrying amount of goodwill in each of the Company's reportable segments (including the discontinued Alflex electrical products segment for the years ended December 31, 2003 and 2002 (in thousands):

                                                                                                             Less
                                                                                                         Discontinued
                                                                                  Electrical              Electrical
                                                                      Aluminum     Products       Total    Products      Total
                                                                      --------    ----------    --------- -----------  ---------
Balance December 31, 2001                                              $13,470     $60,729       $74,199   ($60,729)    $13,470
  Goodwill impairment loss as a result of transitional
     Impairment test related to adoption of SFAS No. 142               (13,470)    (11,857)      (25,327)    11,857     (13,470)
                                                                       -------     -------       -------    -------    --------
Balance December 31, 2002                                                    -      48,872        48,872    (48,872)          -
  Goodwill impairment loss as a result of annual
     Impairment test performed in fourth quarter                             -     (29,607)      (29,607)    29,607           -
                                                                       -------     -------       -------    -------    --------
Balance December 31, 2003                                              $     -     $19,265       $19,265    (19,265)    $     -
                                                                       =======     =======       =======    =======    ========

The following represents transitional disclosures for the years ending December 31, 2003, 2002 and 2001 relating to goodwill amortization including the goodwill impairment loss which was recorded as a cumulative effect of a change in accounting principle as of January 1, 2002, as required by SFAS No. 142 and the goodwill impairment loss which was recorded in operating income during the fourth quarter of 2003 (in thousands except per share data):

                                                                                    2003           2002          2001
                                                                                    ----           ----          ----
Reported income (loss) from continuing operations before cumulative
 effect of change in accounting principle                                         $    142      $  2,923     $(199,674)
Reported income (loss) from discontinued operations                                (29,076)        6,193         6,122
                                                                                   -------       -------      --------
Reported income (loss) before cumulative of change in
 accounting principle                                                              (28,934)        9,116     $(193,552)
Cumulative effect of change in accounting principle                                      -       (25,327)            -
                                                                                   -------       -------      --------
   Reported net income (loss)                                                      (28,934)      (16,211)     (193,552)
Add back: goodwill amortization                                                          -             -         3,988
                                                                                   -------       -------      --------
   Adjusted net income (loss)                                                     $(28,934)     $(16,211)    $(189,564)
                                                                                   ========      ========     ========

Basic net income (loss) per share:
   Reported income (loss) from continuing operations before cumulative
      effect of change in accounting principle                                      $ 0.01        $ 0.18      $(12.15)
   Reported income (loss) from discontinued operations                               (1.82)         0.39         0.37
   Cumulative effect of change in accounting principle                                   -         (1.58)           -
   Reported net income (loss)                                                        (1.81)        (1.01)      (11.78)
   Goodwill amortization                                                                 -             -         0.24
   Adjusted net income (loss)                                                        (1.81)        (1.01)      (11.54)

Diluted net income (loss) per share:
   Reported income (loss) from continuing operations before cumulative
      effect of change in accounting principle                                      $ 0.01        $ 0.18      $(12.15)
   Reported income (loss) from discontinued operations                               (1.81)         0.39         0.37
   Cumulative effect of change in accounting principle                                   -         (1.57)           -
   Reported net income (loss)                                                        (1.80)        (1.01)      (11.78)
   Goodwill amortization                                                                 -             -         0.24
   Adjusted net income (loss)                                                        (1.80)        (1.01)      (11.54)

Weighted average shares outstanding
    Basic                                                                           16,011         15,994       16,428
    Diluted                                                                         16,075         16,097       16,428


The Company has no other intangible assets other than the goodwill discussed above.

4.  Receivables Purchase Agreement
On September 26, 1997, the Company sold all of its trade accounts receivables to a 100% owned subsidiary, Commonwealth Financing Corp. ("CFC"). Simultaneously, CFC entered into a three-year receivables purchase agreement with a financial institution and its affiliate whereby CFC can sell, on a revolving basis, an undivided interest in certain of its receivables and receive up to $150.0 million from an unrelated third party purchaser at a cost of funds linked to commercial paper rates plus a charge for administrative and credit support services. The Company services the receivables for a fee in accordance with the receivables purchase agreement. In addition, under the agreement, the receivables are sold with no recourse to the Company and the Company records no discount on the sale of the receivables. During September 2000, the Company and the financial institution extended the receivables purchase agreement for an additional three-year period ending in September 2003, in October 2002, extended the agreement for an additional year ending in September 2004 and in February 2004, extended the agreement through the end of March 2005. In addition during September 2001, the Company and the financial institution agreed to reduce the maximum amount which can be outstanding under the agreement to $95.0 million, in October 2003, the availability was reduced to $60.0 million and in February 2004, the availability was increased to $80.0 million.

At December 31, 2003 and 2002, the Company had outstanding under the agreement $60.0 million and $24.0 million, respectively, and had $44.9 million and $61.8 million, respectively, of net residual interest in the receivables sold. The net residual interest in the receivables sold has been reduced by $19.3 million and $19.4 million at December 31, 2003 and 2002, respectively, for the portion of the net residual interest that relates to the Company's discontinued electrical products segment and that was included in the current assets of discontinued operations on the consolidated balance sheet. The fair value of the net residual interest is measured at the time of the sale and is based on the sale of similar assets. In 2003 and 2002, the Company received gross proceeds of $82.0 million and $51.0 million, respectively, from the sale of receivables and made gross payments of $46.0 million and $47.0 million, respectively, under the agreement.

The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of all consolidated trade accounts receivable, including receivables sold by CFC. The allowance was $1.0 million and $0.5 million at December 31, 2003 and 2002, respectively, and is netted against the net residual interest in the receivables sold in the Company's consolidated financial statements. The allowance relating to the Company's discontinued electrical products segment of $0.4 million and $0.6 million at December 31, 2003 and 2002, respectively, is netted against the current assets of discontinued operations on the consolidated balance sheet.

Under the terms of the agreement, the Company is required to maintain tangible net worth of $5 million, and to not exceed certain percentages of credit sales for uncollectible accounts, delinquent accounts and sales returns and allowances. Should the Company exceed such limitations, the financial institution has the right to terminate the agreement.

5.  Inventories
Inventories at December 31 consist of the following (in thousands):

                                                        2003             2002
                                                        ----             ----
Raw materials                                         $36,502         $19,529
Work in process                                        47,871          46,293
Finished goods                                         25,633          32,624
Expendable parts and supplies                          12,915          14,320
                                                     --------        --------
                                                      122,921         112,766
LIFO reserve                                           (6,771)         (2,146)
                                                     --------        --------
                                                     $116,150        $110,620
                                                     ========        ========

The Company's raw materials, work in process and finished goods inventories are valued using the last-in, first-out (LIFO) accounting method. The first-in, first-out (FIFO) accounting method is used for valuing its expendable parts and supplies inventory. The inventory has been reduced by $15.2 million and $14.7 million, respectively, at December 31, 2003 and 2002, for the portion of the inventory that relates to the Company's discontinued electrical products segment and that was included in the current assets of discontinued operations on the consolidated balance sheet.

6.  Property, Plant and Equipment
Property, plant and equipment and the related accumulated depreciation at December 31 consist of the following (in thousands):

                                                   2003             2002
                                                   ----             ----
Land and improvements                            $16,910         $16,910
Buildings and improvements                        43,272          43,101
Machinery and equipment                          301,003         286,483
Construction in progress                          11,275          16,285
                                                --------        --------
                                                 372,460         362,779
Less accumulated depreciation                    244,850         231,741
                                                --------        --------
Net property, plant and equipment               $127,610        $131,038
                                                ========        ========

Depreciation expense was $18.8 million, $18.9 million and $27.9 million for the years ended 2003, 2002 and 2001, respectively. The net property, plant and equipment has been reduced by $14.4 million and $15.9 million, respectively, at December 31, 2003 and 2002, for the portion of the net property, plant and equipment that relates to the Company's discontinued electrical products segment and that was included in the noncurrent assets of discontinued operations on the consolidated balance sheet. The net book value of property, plant and equipment was reduced by $85.4 million in 2001 as a result of the asset impairment charges described in note 2.

7.  Financial Instruments and Hedging Activities
Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", including Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" ("SFAS No. 133"). The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in net income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the consolidated statement of operations, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS No. 133, gains and losses that represent the effective portion of cash flow hedge transactions are recorded in other comprehensive income. Gains and losses on these instruments that are deferred in other comprehensive income are reclassified into net income as cost of goods sold in the periods when the hedged transactions occur.

The Company enters into futures contracts, forward contracts and options to manage exposures to price risk related to aluminum and natural gas purchases. The Company has designated the futures contracts and forward contracts as cash flow hedges of anticipated aluminum raw material and natural gas requirements, respectively. For the last three quarters of the year ending December 31, 2003, the Company's aluminum futures contracts did not meet certain "effectiveness" requirements set forth in SFAS No. 133. Accordingly, as prescribed by the provisions of SFAS No. 133, the derivative instruments used as hedges were marked-to-market and the gains and losses during the last three quarters of 2003 were recorded currently in the consolidated statement of operations instead of being deferred in other comprehensive income and included in income when the underlying hedged transactions occur. The Company's natural gas futures continue to be deemed "effective" per SFAS No. 133 and accordingly the gains and losses on these financial instruments are deferred in other comprehensive income and included in income when the underlying hedged transactions occur.

The Company is exposed to losses in the event of non-performance by the counterparties to these agreements; however, the Company does not anticipate non-performance by the counterparties. Assessments of credit risks with trading partners (brokers) are completed through a review of the broker's ratings with credit rating agencies. However, the Company does not require collateral to support broker transactions. All brokers trading on the London Metal Exchange with U.S. clients are regulated by the Commodity Futures Trading Commission, which requires the brokers to be fully insured against unrealized losses owed to clients. Brokers of natural gas forward contracts are not regulated. At December 31, 2003, credit lines totaling $27.8 million were available at various brokerages used by the Company.

The Company recorded a cumulative-effect-type net gain transition adjustment of $6.6 million in accumulated other comprehensive income to recognize at fair value all derivatives that were designated as cash-flow hedging instruments upon adoption of SFAS No. 133 on January 1, 2001. All of this amount was reclassified from accumulated other comprehensive income into cost of goods sold during 2001. As of December 31, 2003, approximately $1.8 million of the $2.0 million of deferred net gains are expected to be reclassified from other comprehensive income into net income as cost of goods sold over the next twelve months. As of December 31, 2003, the Company held open aluminum and natural gas futures contracts, forward contracts and options having maturity dates extending through December 2005. A net gain of $7.1 million for the year ended December 31, 2003 and a net loss of $0.1 million for both the year ended December 31, 2002 and 2001, was recognized in cost of goods sold representing the amount of the hedges' ineffectiveness.

At December 31, 2003, the Company held firm-priced aluminum purchase and sales commitments through May 2005 totaling $5 million and $144 million, respectively. At December 31, 2002, the Company held firm-priced aluminum purchase and sales commitments through December 2004 totaling $7 million and $123 million, respectively.

8.  Long-term Debt and Revolving Credit Facility
Long-term debt of the Company at December 31 consisted of the following (in thousands):
                                                2003             2002
                                                ----             ----
Senior subordinated notes                   $125,000         $125,000
Revolving credit facility                          -                -
                                            --------         --------
                                             125,000          125,000
Less current maturities                            -                -
                                            --------         --------
                                            $125,000         $125,000
                                            ========         ========

The Company's $125 million of 10.75% senior subordinated notes are due in 2006. Interest is payable semi-annually on April 1 and October 1 of each year.

The Company has a credit agreement with a syndicate of banks which is led by PNC Bank. During March 2002, the credit agreement was amended ("amended credit agreement") and PNC Bank replaced Bank One Corporation as the administrative agent and several of the banks in the syndicate were replaced with other banks. Prior to March 2002, the credit agreement included a $100 million revolving credit facility, under which the Company had agreed to limit borrowings to $65 million during 2001. The borrowing limitation is currently $30 million under the amended credit agreement. The credit agreement is collateralized by a pledge of all of the outstanding stock of the Company's subsidiaries and substantially all of the Company's assets. Up to $20 million of the revolving credit facility is available for standby and commercial letters of credit. The amended credit agreement extended the revolving credit facility commitment from September 2, 2002 to March 31, 2005.

Borrowings under the credit agreement, as revised in 2002, bear interest at a variable base rate per annum plus up to an additional 2.00% depending on the results of a quarterly financial test as defined in the agreement. In addition, the Company must pay to the lenders under the credit agreement, a quarterly facility fee of 0.750%. The Company must pay a fee ranging from 1.500% to 2.000% per annum on the carrying amount of each outstanding letter of credit. At December 31, 2003 and 2002, standby letters of credit totaling $3.1 million and $2.8 million, respectively, were outstanding under the revolving credit facility.

The credit agreement includes covenants which, among others, relate to leverage, interest coverage, fixed charges, capital expenditures and the payment of dividends.

Based on estimated market values at December 31, 2003 and 2002, the fair value of the senior subordinated notes was approximately $126 million and $125 million, respectively.

Future aggregate maturities of long-term debt at December 31, 2003 are as follows (in thousands):

2004                                                        $      -
2005                                                               -
2006                                                         125,000
2007                                                               -
2008                                                               -
                                                            --------
     Total                                                  $125,000
                                                            ========

9.  Stockholders' Equity
In July 1999, the Company adopted an Executive Stock Purchase Incentive Program (the "Program") which had been authorized by the Company's stockholders at the Company's annual meeting of stockholders held in April 1999. Under the Program, the Company extended credit to certain key executives to purchase the Company's common stock at fair market value. The loans were collateralized by the shares acquired and were repayable with full-recourse to the executives. The Program provided for the key executives to earn repayment of the notes including interest, based on achieving annual and cumulative performance objectives as set forth by the Management Development and Compensation Committee (the "Committee") of the Board of Directors. During December 2001, the Committee terminated the Program and the Board of Directors, at the recommendation of the Committee, authorized all loans to be repaid with a combination of proceeds from forfeiture by the executives of the collateralized shares and proceeds from application of Program termination payments made by the Company to the executives to cover the deficiency between the loans and the value of the collateralized shares on the date of termination of the Program. In addition, the Program termination payments covered income tax obligations incurred by the executives as a result of the Program termination. For certain of the executives, the Program termination payments used to repay the loans were divided between payments made in December 2001 and payments made in April 2002. A total of 677,000 shares were issued during August 1999 of which no shares were outstanding as of December 31, 2001. The outstanding principal balance of the notes at December 31, 2001 of $1.6 million was classified as a reduction of stockholders' equity and as previously mentioned that remaining outstanding amount was repaid in full in April 2002. The expense relating to the Program was $7.2 million for the year ended 2001.

10.  Pension Plans
The Company has two defined benefit pension plans covering certain salaried and non-salaried employees. The plan benefits are based primarily on years of service and employees' compensation during employment for all employees not covered under a collective bargaining agreement and; on stated amounts based on job grade and years of service prior to retirement for non-salaried employees covered under a collective bargaining agreement. During 2003, the non-salaried plan's benefit formula was increased. This plan amendment increased the accumulated pension benefit obligation by $2.5 million in 2003 and is being amortized over the average remaining service lives of the plan's active employees, which has the effect of increasing net periodic pension costs.

The financial status of the plans at December 31 is as follows (in thousands):

                                                    2003          2002
                                                    ----          ----
Change in benefit obligation:
Benefit obligation at beginning of year         $100,768        $88,424
    Service cost                                   2,907          2,625
    Interest cost                                  6,834          6,473
    Plan amendment                                 2,461              -
    Actuarial (gain) loss                          9,770         10,939
    Benefits paid                                 (7,415)        (7,693)
                                                --------        -------
Benefit obligation at end of year                115,325        100,768
                                                --------        -------

Change in plan assets:
Fair value of plan assets at beginning of year    72,391         82,300
    Actual return on plan assets                  13,037         (4,980)
    Employer contribution                          4,086          2,764
    Benefits paid                                 (7,415)        (7,693)
                                                 -------        -------
Fair value of plan assets at end of year          82,099         72,391
                                                 -------        -------

Funded status                                    (33,226)       (28,377)
Unrecognized net actuarial (gain) loss            28,530         27,563
Unrecognized net prior service cost (benefit)       (918)        (3,289)
Unrecognized net transition obligation (asset)         -              -
                                                 -------        -------
Net amount recognized                            $(5,614)       $(4,103)
                                                 =======        =======

Amounts recognized in the consolidated balance sheet consist of:
    (Accrued) pension cost                      $(30,147)      $(26,743)
    Intangible asset                               3,257          1,249
    Accumulated other comprehensive income        21,276         21,391
                                                 -------        -------
Net amount recognized                            $(5,614)       $(4,103)
                                                 =======        =======

The accumulated benefit obligation for the plans was $112.2 million and $99.1 million at December 31, 2003 and 2002, respectively. Reflected at December 31, 2003 and 2002 in the Company's consolidated balance sheet is an additional minimum liability relative to its plans which were underfunded in the amount of $24.5 million and $22.6 million at December 31, 2003 and 2002, respectively. A corresponding amount is recorded at December 31, 2003 and 2002, respectively, as an intangible asset to the extent it did not exceed unrecognized prior service cost, while the excess was charged to stockholders' equity.

The components of net pension expense for the years ended December 31 are as follows (in thousands):

                                             2003         2002         2001
                                             ----         ----         ----
Components of net pension expense:
    Service cost                           $2,907       $2,625       $2,548
    Interest cost                           6,834        6,473        6,451
    Expected return on plan assets         (5,871)      (6,926)      (7,346)
    Net amortization and deferral           1,728          118         (245)
                                           ------       ------       ------
          Net pension expense              $5,598       $2,290       $1,408
                                           ======       ======       ======

Included in the net pension expense above is $0.5 million, $0.4 million and $0.5 million for the years ended 2003, 2002 and 2001, respectively, relating to the Company's discontinued electrical products segment. The accrued pension benefits relating to the discontinued electrical products segment were not assumed by the purchaser of the segment.

The Company is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The Company bases its discount rate used on Moody's Aa bond index plus an adjustment upward to the next quarter percentage rate. The rates of returns on assets used is determined based upon an analysis of the plans' historical performance relative to the overall markets and mix of assets. The Company assesses the expected long-term rate of return on plan assets assumptions for each plan based on relevant market conditions and makes adjustments to the assumptions as appropriate. The weighted average assumptions used to determine benefit obligations at December 31 and net pension expense for the years ended December 31 are as follows:

                                               2003         2002         2001
                                               ----         ----         ----
Weighted average assumptions used to determine benefit obligations at December
31:
    Discount rate                              6.25%        6.75%        7.50%
    Rate of compensation increase              4.50         4.50         4.50

Weighted average assumptions used to determine net pension expense for the years ended December 31:
    Discount rate                              6.75%        7.25%        7.75%
    Expected return on plan assets             8.50         8.75         8.75
    Rate of compensation increase              4.50         4.50         4.50

The plans' assets consist primarily of equity securities, guaranteed investment contracts and fixed income pooled accounts. The Company's plan asset allocation at December 31, 2003 and 2002, target allocation for 2004, and expected long-term rate of return by asset category are as follows:

                                                               Weighted Average
                       Percentage of Plan         Target      Expected Long-term
                      Assets at December 31     Allocation      Rate of Return
Asset Category          2003         2002          2004              2003
                        ----         ----          ----              ----
 Equity securities       39%          38%           38%             10.00%
 Debt securities         43           45            45               6.00
 Real estate              -            -             -                  -
 Other                   18           17            17              11.75
                        ----         ----          ----             -----
         Total          100%         100%          100%             8.50%
                        ====         ====          ====             =====

The Company's policy for these plans is to make contributions equal to or greater than the requirements prescribed by the Employee Retirement Income Security Act of 1974. The Company expects to make $4.7 million of contributions to the plans in the year ended December 31, 2004.

The Company also contributes to a union sponsored defined benefit multi-employer pension plan for certain of its non-salaried employees. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employers Pension Plan Amendment Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer plans in the event of the employers' withdrawal from such a plan or upon a termination of such a plan. Management does not intend to take any action that would subject the Company to any such liabilities. The Company's expense relating to the multi-employer pension plan was approximately $0.2 million in each of the years 2003, 2002 and 2001.

In addition to the defined benefit pension plans described above, the Company also sponsors defined contribution plans covering certain employees. In one of the plans, the Company matches 25% to 50% of a participant's voluntary contributions (depending on the respective plant's annual earnings performance) up to a maximum of 6% of a participant's compensation. In the other plan, the Company matches 100% of the first 3% of a participant's voluntary contributions to the plan. The Company's expense relating to the plans was approximately $1.7 million, $1.2 million and $1.1 million in 2003, 2002 and 2001, respectively.

11.  Postretirement Benefits Other Than Pensions
The Company provides postretirement health care and life insurance benefits to certain employees hired on or before September 1, 1998. The Company accrues the cost of postretirement benefits within the covered employees' active service periods. During 2003 changes were made to the plan for all non-bargaining Kentucky employees to limit eligibility and increase employee's cost sharing percentages of the Company's postretirement medical insurance premiums. The plan changes reduced the accumulated postretirement benefit obligation by $13.7 million in 2003 and is being amortized over the average remaining service lives of the Company's active employees, which has the effect of reducing net periodic postretirement benefits costs. The financial status of the plan at December 31 is as follows (in thousands):
                                                      2003          2002
                                                      ----          ----
Change in benefit obligation:
Benefit obligation at beginning of year            $59,730        $53,069
    Service cost                                       536            658
    Interest cost                                    3,545          3,972
    Plan amendment                                 (13,701)           124
    Actuarial loss (gain)                            3,993          6,013
    Benefits paid                                   (4,267)        (4,106)
                                                   -------        -------
Benefit obligation at end of year                   49,836         59,730
                                                   -------        -------

Change in plan assets:
Fair value of plan assets at beginning of year           -              -
    Actual return on plan assets                         -              -
    Employer contribution                            4,267          4,106
    Benefits paid                                   (4,267)        (4,106)
                                                   -------        -------
Fair value of plan assets at end of year                 -              -
                                                   -------        -------

Funded status                                      (49,836)       (59,730)
Unrecognized net actuarial gain                     (1,826)        (6,117)
Unrecognized net prior service cost (benefit)      (15,484)       (10,823)
                                                   -------        -------
    Prepaid (accrued) postretirement benefit cost $(67,146)      $(76,670)
                                                   =======        =======

The components of net postretirement benefit expense for the years ended December 31 are as follows (in thousands):

                                                  2003       2002       2001
                                                  ----       ----       ----
Components of net postretirement benefit expense:
    Service cost                                   $536       $658       $682
    Interest cost                                 3,545      3,972      3,852
    Amortization of prior service cost (benefit) (6,525)    (2,958)    (2,973)
    Recognized net actuarial gain                  (297)      (319)      (576)
    Curtailment gain                             (2,516)         -          -
                                                 ------     ------      -----
Net postretirement benefit expense (income)     $(5,257)    $1,353     $  985
                                                 ======     ======      =====

The Company recorded a $2.5 million curtailment gain in 2003 as a result of certain 2003 plan changes previously mentioned that meet the definition of a curtailment.

The Company is required to make an assumption regarding the discount rate applied to determine service cost and interest cost. The Company bases its discount rate used on Moody's Aa bond index plus an adjustment upward to the next quarter percentage rate. The weighted average assumptions used to determine benefit obligations at December 31 and net postretirement benefit expense for the years ended December 31 are as follows:

                                                2003         2002         2001
                                                ----         ----         ----
Weighted average assumption used to determine benefit obligations at December
31:
    Discount rate                               6.25%        6.75%        7.50%

Weighted average assumption used to determine net postretirement benefit expense for the years ended December 31:
    Discount rate                               6.75%        7.25%        7.75%

For measurement purposes, the employer cap on the amount paid for retiree medical benefits is assumed to increase with general inflation at 3% per year. At December 31, 2003, the employer cap had not yet been reached. In addition, the health care cost trend rate assumption is projected to increase in 2004 at an annual rate of 9% for retirees under age 65 and 11% for retirees 65 years and older and is assumed to decrease gradually to 5% by 2011 for retirees under age 65 and by 2014 for retirees 65 years and older and remain constant thereafter. If the health care cost trend rate assumption is increased by 1%, the postretirement benefit obligation as of December 31, 2003 and the combined service and interest cost components of postretirement benefit expense for the year then ended would be increased by approximately $0.2 million and $0.01 million, respectively, and if the health care cost trend rate assumption is decreased by 1%, the postretirement benefit obligation as of December 31, 2003 and the combined service and interest cost components of postretirement benefit expense for the year then ended would be decreased by approximately $0.3 million and $0.02 million, respectively.

The Company's policy for the plan is to make contributions equal to the benefits paid during the year. The Company expects to make $4.0 million of contributions to the plan in the year ended December 31, 2004.

12.  Income Taxes
The components of income tax expense (benefit) for the years ended December 31 are as follows (in thousands):

                                                2003        2002        2001
                                                ----        ----        ----
Current:
                         Federal                $  -     $(2,692)       $  -
                         State and Local         184         400         200
                                               -----     -------        ----
                                                 184      (2,292)        200
Deferred:
                         Federal                   -           -           -
                         State and Local           -           -           -
                                               -----     -------        ----
                                                $184     $(2,292)       $200
                                               =====     =======        ====

Included in income tax expense (benefit) above is $0.07 million for each of the years ended 2003, 2002 and 2001, respectively, relating to the Company's discontinued electrical products segment.

The Company recorded a $2.7 million favorable adjustment to income tax expense in 2002 to reduce prior years' income tax accruals based in part on a change in tax law in 2002.

Deferred tax assets and liabilities at December 31 are as follows (in thousands):

                                                            2003                           2002
                                                            ----                           ----
                                                   Assets       Liabilities       Assets       Liabilities
                                                   ------       -----------       ------       -----------
Inventory                                            $  1,907         $     -       $    768         $     -
Property, plant and equipment                               -           5,312              -           9,887
Accrued and other liabilities                           4,783               -         10,470               -
Accrued pension costs                                   3,713               -          3,502               -
Accrued postretirement costs                           26,953               -         30,667               -
Net operating loss carryforwards                       25,888               -         28,686               -
AMT credit carryforwards                                6,760               -          6,760               -
Research and development
   credit carryforwards                                 3,458               -          3,142               -
Other                                                     515               -              -              37
                                                     --------         -------       --------         -------
           Totals                                    $ 73,977         $ 5,312       $ 83,995         $ 9,924
                                                     --------         -------       --------         -------
Net deferred tax asset                                 68,665               -         74,071               -
Valuation allowance                                   (68,665)              -        (74,071)              -
                                                     --------         -------       --------         -------
           Net deferred taxes                        $      -         $     -       $      -         $     -
                                                     ========         =======       ========         =======

The Company has determined that at December 31, 2003 and 2002, its ability to realize future benefits of net deferred tax assets does not meet the "more likely than not" criteria in Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes".

At December 31, 2003, the Company had net operating loss ("NOL") carryforwards for federal tax purposes of approximately $74 million, which expire in various amounts from 2005 through 2021 and approximately $6.8 million in alternative minimum tax ("AMT") credit carryforwards which do not expire. As a result of the Company's initial public offering during 1995, the Company experienced an "ownership change" within the meaning of Section 382 of the Internal Revenue Code. Consequently, the Company is subject to an annual limitation on the amount of NOL carryforwards that can be used to offset taxable income. The annual limitation is $9.6 million plus certain gains included in taxable income which are attributable to the Company prior to the ownership change. Approximately $34 million of the $74 million of NOL carryforwards mentioned previously are subject to this annual limitation with the remaining amounts having no such annual limitation.

A reconciliation of the significant differences between the federal statutory income tax rate and the effective income tax rate on pre-tax income (loss) excluding the cumulative effect of the change in accounting principle is as follows:

                                                                2003        2002        2001
                                                                ----        ----        ----
Federal statutory income tax rate                              (35.0)%      35.0%      (35.0)%
Increase (decrease) in tax rate resulting from:
     NOL and AMT credit carryforwards/carrybacks                (1.3)      (64.8)        4.2
     Nondeductible goodwill and other permanent
         differences                                            36.5         5.3         0.5
     Adjustment of prior year accrual                              -       (12.9)          -
     State income taxes, net of federal income tax benefit       0.4         3.8         0.1
     Asset impairment charges                                      -           -        30.3
                                                                ----       -----       -----
         Effective income tax rate                               0.6%      (33.6)%       0.1%
                                                                ====       =====       =====

No income tax benefit was recognized related to the cumulative effect of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets".

13.  Contingencies
The Company's operations are subject to increasingly stringent environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liability for releases or threatened releases of hazardous substances upon statutorily defined parties, including the Company, regardless of fault or the lawfulness of the original activity or disposal. The Company believes it is currently in material compliance with applicable environmental laws and regulations.

Federal and state regulations continue to impose strict emission requirements on the aluminum industry. While the Company believes that current pollution control measures at the emission sources at its facilities meet current requirements, additional measures at some of the Company's facilities may be required to meet future requirements.

The Company has been named as a potentially responsible party at seven federal superfund sites and are in operations and maintenance at two of the sites for past waste disposal activity associated with closed recycling facilities. The ultimate goal is to delist these two sites under superfund. At the five other federal superfund sites, the Company is a minor contributor and has satisfied its obligations at four of the sites and expects to resolve its liability at the remaining site for a nominal amount. The Company is also under orders by agencies in two states for environmental remediation at three sites, one of which is currently operating and two of which have been closed.

The Company acquired its Lewisport, Kentucky ("Lewisport") rolling mill and an aluminum smelter at Goldendale, Washington ("Goldendale"), from Lockheed Martin in 1985. In connection with the transaction, Lockheed Martin indemnified the Company against expenses relating to environmental matters arising during the period of Lockheed Martin's ownership of those facilities.

The aluminum smelter at Goldendale was operated by Lockheed Martin until 1985 and by the Company from 1985 to 1987 when it was sold to Columbia Aluminum Corporation which has since been renamed Goldendale Aluminum Company ("Goldendale Aluminum"). Past aluminum smelting activities at Goldendale have resulted in environmental contamination and regulatory involvement. A 1993 Settlement Agreement among the Company, Lockheed Martin and Goldendale Aluminum allocates responsibility for future remediation at 11 sites at the Goldendale smelter. If remediation is required, the Company estimates the probable aggregate cost to the Company for these sites of a range from $1.3 million to $7.2 million. The Company had an accrual for such liabilities of $1.3 million at December 31, 2003 and 2002. In December 2003, Goldendale Aluminum filed for bankruptcy protection. The Company cannot presently quantify any additional liability that may be incurred as a result of Goldendale Aluminum's bankruptcy filing. The apportionment of responsibility for other sites at Goldendale is left to alternative dispute resolution procedures if and when these locations become the subject of remedial requirements.

Environmental sampling at Lewisport has disclosed the presence of contaminants, including polychlorinated biphenyls (PCBs). Management believes a portion of the contamination is covered by the Lockheed Martin indemnification, which Lockheed Martin disputes.

The Company has been named as a potentially responsible party at three third-party disposal sites relating to Lockheed Martin operations, for which Lockheed Martin has assumed responsibility.

The Company's aggregate loss contingency accrual for environmental matters was $6.7 million and $7.4 million at December 31, 2003 and 2002, respectively. Of the total reserve, $3.3 million and $2.8 million is included in "accrued liabilities" in the Company's consolidated balance sheets at December 31, 2003 and 2002, respectively, and $3.4 million and $4.6 million is included in "other long-term liabilities" at December 31, 2003 and 2002, respectively.

The Company estimates that the total cost to remediate these environmental matters could be as much as $16 million should all matters be ultimately concluded in a manner least favorable to the Company. While the Company believes the overall accrual is adequate to cover all environmental loss contingencies the Company has determined to be probable and reasonably estimable, it is not possible to predict the amount or timing of cost for future environmental matters which may subsequently be determined. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on the Company's consolidated results of operations or cash flows for the applicable period, the Company believes that such outcome will not have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

The Company has incurred and will continue to incur capital and operating expenditures for matters relating to environmental control and monitoring. Capital expenditures of the Company for environmental control and monitoring for 2003, 2002 and 2001 were $0.5 million, $0.9 million and $0.2 million, respectively. All other environmental expenditures of the Company, including remediation expenditures, for 2003, 2002 and 2001 were $1.6 million, $1.7 million and $1.9 million, respectively.

The Company is also a party to various non-environmental legal proceedings and administrative actions, all arising from the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding, the Company believes any liability that may finally be determined with respect to such legal proceedings should not have a material effect on the Company's consolidated financial position, results of operations or cash flows, although resolution in any year or quarter could be material to the consolidated results of operations for that period.

14.  Stock Incentives
The Company has stockholder-approved stock incentive plans covering certain officers, key employees and directors. The plans provide for the grant of options to purchase common stock, the award of shares of restricted common stock and in the case of non-employee directors, the award of shares of common stock. The total number of shares authorized under the plans is 2,950,000 of which 1,048,033 were available for grants and awards at December 31, 2003.

The following summarizes activity under the plans for the years 2001, 2002 and 2003:


                                                          Options                            Restricted Stock
                                        --------------------------------------------------   ----------------
                                                           Range of        Weighted Average
                                          Shares        Exercise Prices     Exercise Price        Shares
                                        -----------     ---------------    ----------------     ---------
Outstanding December 31, 2000               932,500      $7.44 to $20.00        $12.78             12,500
   Granted                                  329,000                $4.22         $4.22                  -
   Exercised                                      -                    -             -                  -
   Forfeited                               (192,000)     $4.22 to $16.75        $11.91                  -
   Stock no longer restricted                     -                    -             -            (12,500)
                                          ---------                                                ------
Outstanding December 31, 2001             1,069,500      $4.22 to $20.00        $10.30                  -
   Granted                                  349,000       $4.85 to $7.28         $5.16                  -
   Exercised                                      -                    -             -                  -
   Forfeited                                (53,000)     $4.22 to $16.75        $10.26                  -
                                          ---------                                                ------
Outstanding December 31, 2002             1,365,500      $4.22 to $20.00         $8.99                  -
   Granted                                  350,500       $4.95 to $6.76         $6.73                  -
   Exercised                                      -                    -             -                  -
   Forfeited                                (53,000)     $4.22 to $16.75         $8.53                  -
                                          ---------                                                ------
Outstanding December 31, 2003             1,663,000      $4.22 to $20.00         $8.53                  -
                                          =========                                                ======
   (Weighted average contractual
     life of 6.6 years)

Exercisable Options:
   December 31, 2001                        348,500      $7.44 to $20.00        $14.81
   December 31, 2002                        575,000      $4.22 to $20.00        $11.84
   December 31, 2003                        820,000      $4.22 to $20.00        $11.61


The following table summarizes information about stock options outstanding at December 31, 2003:

                                             Options                                   Options
                                           Outstanding                               Exercisable
                        -------------------------------------------------    ------------------------------
                                             Weighted
                                             Average          Weighted                          Weighted
      Range of              Number         Contractual        Average           Number          Average
  Exercise Prices        Outstanding           Life        Exercise Price    Exercisable     Exercise Price
  ---------------        -----------       -----------     --------------    -----------     --------------
   $4.22 to $7.44          958,000          8.1 years           $5.45          115,000             $4.90
  $7.45 to $14.00          458,500          5.2 years          $11.17          458,500            $11.17
 $14.01 to $20.00          246,500          3.2 years          $15.55          246,500            $15.55
                         ---------                                             -------
  $4.22 to $20.00        1,663,000          6.6 years           $8.53          820,000            $11.61
                         =========                                             =======

The options are issued at the fair value of the underlying stock on the date of grant and become exercisable three years from the grant date for employees and one year from the grant date for non-employee directors. The options expire ten years after the date of grant. The restricted stock, principally issued in connection with the Company's initial public offering in 1995, vested five years from the date of award. The Company has no restricted stock outstanding at December 31, 2003. The weighted-average fair value of options granted in 2003, 2002 and 2001 was $2.52, $1.90 and $1.48 per share, respectively. Fair value estimates were determined using the Black-Scholes option pricing model with the following weighted average asumptions for 2003, 2002 and 2001:

                                            2003           2002          2001
                                            ----           ----          ----
Risk-free interest rate                     2.63%         4.41%         5.13%
Dividend yield                              2.98%         3.95%         4.74%
Volatility factor                             52%           52%           52%
Expected term of options (in years)            5             5             5

15.  Net Income Per Share Computations
The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations (in thousands except per share data):

                                                                                   2003         2002          2001
                                                                                   ----         ----          ----
Income (numerator) amounts used for basic and diluted per share computations:
    Income (loss) from continuing operations before cumulative effect of
      change in accounting principle                                            $    142      $  2,923    $(199,674)
    Income (loss) from discontinued operations                                   (29,076)        6,193        6,122
    Cumulative effect of change in accounting principle                                -       (25,327)           -
                                                                                --------      --------    ---------
    Net income (loss)                                                           $(28,934)     $(16,211)   $(193,552)
                                                                                ========      ========    =========

Shares (denominator) used for basic per share computations:
     Weighted average shares of common stock outstanding                          16,011       15,994        16,428
                                                                                  ======       ======        ======

Shares (denominator) used for diluted per share computations:
     Weighted average shares of common stock outstanding                          16,011       15,994        16,428
     Plus: dilutive effect of stock options                                           64          103             -
                                                                                  ------       ------        ------
           Adjusted weighted average shares                                       16,075       16,097        16,428
                                                                                  ======       ======        ======

Basic net income (loss) per share:
    Income (loss) from continuing operations                                      $ 0.01       $ 0.18       $(12.15)
    Income (loss) from discontinued operations                                     (1.82)        0.39          0.37
    Cumulative effect of change in accounting principle                                -        (1.58)            -
    Net income (loss)                                                              (1.81)       (1.01)       (11.78)

Diluted net income (loss) per share:
    Income (loss) from continuing operations                                      $ 0.01       $ 0.18       $(12.15)
    Income (loss) from discontinued operations                                     (1.81)        0.38          0.37
    Cumulative effect of change in accounting principle                                -        (1.57)            -
    Net income (loss)                                                              (1.80)       (1.01)       (11.78)


Options to purchase 1,089,000; 779,500 and 770,500 common shares for the years ended December 31, 2003, 2002 and 2001, respectively, were excluded from the calculations above because the exercise prices on the options were greater than the average market price for the periods.

16.  Lease Commitments
Certain property, plant and equipment are leased under noncancelable capital and operating leases. A summary of the future minimum lease payments under capital and operating leases as of December 31, 2003 is as follows (in thousands):

                                         Capital Leases     Operating Leases
                                         --------------     ----------------
2004                                               $ 49               $2,674
2005                                                 49                2,014
2006                                                 49                1,026
2007                                                 49                  791
2008                                                 49                  389
2009-2015                                            12                2,431
Less sublease rental income                           -                 (241)
                                                 ------              -------
Total minimum lease payments                        257              $ 9,084
                                                                     =======
    Less interest costs                              52
                                                 ------
Present value of minimum lease payments             205
    Less current portion of obligations
    under capital leases included in accrued
    liabilities                                      32
                                                 ------
Long-term portion of obligations under capital
leases included in other long-term liabilities     $173
                                                 ======

Rental expense under cancelable and noncancelable operating leases for 2003, 2002 and 2001 was $3.9 million, $2.8 million and $2.7 million, respectively. The amount of rental expense for 2003, 2002 and 2001 for operating leases is net of sublease rental income of $0.09 million, $0.09 million and $0.17 million, respectively.

17. Selected Quarterly Financial Data (unaudited) All amounts are in thousands except per share data.

                                                                            Quarter
                                                             ---------------------------------------------
                                                               1st          2nd         3rd          4th
                                                             --------    --------    --------     --------
2003
----
Net sales                                                    $187,286    $190,099    $221,213     $219,113
Gross profit                                                    7,177       9,188      13,343       18,601
Income (loss) from continuing operations                       (5,591)     (1,961)      2,757        4,937
Income (loss) from discontinued operations                       (902)         90         151      (28,415)
Net income (loss)                                              (6,493)     (1,871)      2,908      (23,478)
Basic net income (loss) per share:
    Income (loss) from continuing operations                    (0.35)      (0.12)       0.17         0.31
    Income (loss) from discontinued operations                  (0.06)       0.01        0.01        (1.77)
    Net income (loss)                                           (0.41)      (0.12)       0.18        (1.47)
Diluted net income (loss) per share:
    Income (loss) from continuing operations                    (0.35)      (0.12)       0.17         0.31
    Income (loss) from discontinued operations                  (0.06)       0.01        0.01        (1.76)
    Net income (loss)                                           (0.41)      (0.12)       0.18        (1.46)

2002
----
Net sales                                                    $192,958    $223,999    $224,124     $212,768
Gross profit                                                    5,452      10,404      14,892       18,464
Income (loss) from continuing operations before
   cumulative effect of change in accounting principle         (6,543)     (1,037)      4,776        5,727
Income (loss) from discontinued operations                      2,120       2,135       1,300          638
Cumulative effect of change in accounting principle           (25,327)          -           -            -
Net income (loss)                                             (29,750)      1,098       6,076        6,365
Basic net income (loss) per share:
    Income (loss) from continuing operations                    (0.41)      (0.06)       0.30         0.36
    Income (loss) from discontinued operations                   0.13        0.13        0.08         0.04
    Cumulative effect of change in accounting principle         (1.58)          -           -            -
    Net income (loss)                                           (1.86)       0.07        0.38         0.40
Diluted net income (loss) per share:
    Income (loss) from continuing operations                    (0.41)      (0.06)       0.30         0.36
    Income (loss) from discontinued operations                   0.13        0.13        0.08         0.04
    Cumulative effect of change in accounting principle         (1.58)          -           -            -
    Net income (loss)                                           (1.86)       0.07        0.38         0.40


The net income (loss) for the fourth quarter of 2003 includes $29.6 million or $1.85 per basic and diluted share non-cash goodwill impairment charges and the net income (loss) for the first quarter of 2002 includes $25.3 million or $1.58 per basic share and $1.57 per diluted share non-cash goodwill impairment charges. See note 3 for additional information on the goodwill impairment charges. In addition, net income for the fourth quarter of 2002 was increased by $1.4 million due to an adjustment based on the deferral of certain planned maintenance expenses which had been accrued in previous quarters of 2002.

18.  Information Concerning Segments
The Company has determined that it operates in one reportable segment, aluminum, after having disposed of its other segment, the electrical products segment, in July 2004. The aluminum segment manufactures common alloy aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The electrical products segment manufactured flexible electrical wiring products for the commercial construction and do-it-yourself markets.

19.  Stockholder Protection Rights Plan
During 1996, the Company's Board of Directors adopted a stockholder protection rights plan (the "Plan"). Under the Plan, preferred share purchase rights ("Rights") are issued at the rate of one Right for each share of the Company's common stock. Each Right entitles its holder to purchase one one-hundredth of a share of Preferred Stock at an exercise price of $65, subject to adjustment. Until it is announced that a person or group has acquired 15% or more of the Company's common stock (an "Acquiring Person"), or the tenth business day after a person or group commences a tender offer that, if completed, would result in such person or group owning 15% or more of the Company's common stock, the Rights will be evidenced by the Company's common stock certificates, will automatically trade with the common stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $65.

Upon announcement that any person or group has become an Acquiring Person (the "Flip-in Date"), each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of the Company's common stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls the Company's Board of Directors, the Company is involved in a merger or sells more than 50% of its assets or earning power (or has entered into an agreement to do any of the foregoing), and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of the Company's common stock, the Company's Board of Directors may, at its option, exchange one share of the Company's common stock for each Right. Until the Rights become exercisable, they may be redeemed by the Company at a price of $0.01 per Right. The Rights expire on March 16, 2006.

20.  Guarantor Financial Statements
The $125 million of 10.75% senior subordinated notes due 2006 issued by the Company, and the $30 million revolving credit facility are guaranteed by the Company's wholly-owned subsidiaries (collectively the "Subsidiary Guarantors"), other than Commonwealth Financing Corp. ("CFC"), a Securitization Subsidiary (as defined in the Indenture with respect to such debt) and certain subsidiaries of the Company without substantial assets or operations. Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because management has determined that they would not be material to investors. The following supplemental financial information sets forth on a condensed combined basis for the Parent Company Only, Subsidiary Guarantors, Non-guarantor Subsidiaries and for the Company, a combining balance sheet as of December 31, 2003 and 2002 and a statement of operations and statement of cash flows for the years ended December 31, 2003, 2002 and 2001.

                  Combining Balance Sheet at December 31, 2003
                                 (in thousands)

                                                                        Parent
                                                                       Company    Subsidiary  Non-guarantor                Combined
                                                                        Only      Guarantors  Subsidiaries   Eliminations   Totals
                                                                       ---------  -----------  -----------   ------------   --------
Assets
Current assets:
          Cash and cash equivalents                                    $    --      $    --     $    --      $    --      $    --
          Accounts receivable, net                                          --        269,520        --       (269,213)         307
          Inventories                                                       --        116,150        --           --        116,150
          Net residual interest in receivables sold                         --           --        44,889         --         44,889
          Prepayments and other current assets                               435       13,529        --           --         13,964
          Current assets of discontinued operations                         --         35,704        --           --         35,704
                                                                       ---------    ---------   ---------    ---------    ---------
               Total current assets                                          435      434,903      44,889     (269,213)     211,014
Property, plant and equipment, net                                             3      127,607        --           --        127,610
Other noncurrent assets                                                  385,455        7,040        --       (384,693)       7,802
Noncurrent assest of discontinued operations                                --         33,690        --           --         33,690
                                                                       ---------    ---------   ---------    ---------    ---------
               Total assets                                            $ 385,893    $ 603,240   $  44,889    $(653,906)   $ 380,116
                                                                       =========    =========   =========    =========    =========

Liabilities
Current liabilities:
          Outstanding checks in excess of deposits                     $    --      $     947   $    --      $    --      $     947
          Accounts payable                                               176,832       44,171      92,386     (269,213)      44,176
          Accrued liabilities                                              5,923       15,826        (490)        --         21,259
          Current liabilities of discontinued operations                    --          9,458        --           --          9,458
                                                                       ---------    ---------   ---------    ---------    ---------
               Total current liabilities                                 182,755       70,402      91,896     (269,213)      75,840
Long-term debt                                                           125,000         --          --           --        125,000
Other long-term liabilities                                                 --          3,845        --           --          3,845
Accrued pension benefits                                                    --         29,017        --           --         29,017
Accrued postretirement benefits                                             --         67,146        --           --         67,146
Noncurrent liabilities of discontinued operations                           --          1,130        --           --          1,130
                                                                       ---------    ---------   ---------    ---------    ---------
               Total liabilities                                         307,755      171,540      91,896     (269,213)     301,978
                                                                       ---------    ---------   ---------    ---------    ---------

Commitments and contingencies                                               --           --          --           --           --

Stockholders' Equity
     Common stock                                                            160            1        --             (1)         160
     Additional paid-in capital                                          405,703      486,727       5,000     (491,727)     405,703
     Accumulated deficit                                                (308,477)     (35,746)    (52,041)      87,787     (308,477)
     Accumulated other comprehensive income:
        Unrealized gain on security                                           34         --            34          (34)          34
        Minimum pension liability adjustment                             (21,276)     (21,276)       --         21,276      (21,276)
        Effects of cash flow hedges                                        1,994        1,994        --         (1,994)       1,994
                                                                       ---------    ---------   ---------    ---------    ---------
               Total stockholders' equity                                 78,138      431,700     (47,007)    (384,693)      78,138
                                                                       ---------    ---------   ---------    ---------    ---------
               Total liabilities and stockholders' equity              $ 385,893    $ 603,240   $  44,889    $(653,906)   $ 380,116
                                                                       =========    =========   =========    =========    =========

                  Combining Balance Sheet at December 31, 2002
                                 (in thousands)

                                                                        Parent
                                                                       Company    Subsidiary  Non-guarantor                Combined
                                                                        Only      Guarantors  Subsidiaries   Eliminations   Totals
                                                                       ---------  -----------  -----------   ------------   --------
Assets
Current assets:
          Cash and cash equivalents                                    $    --      $  13,199   $    --      $    --      $  13,199
          Accounts receivable, net                                          --        267,418        --       (267,341)          77
          Inventories                                                       --        110,620        --           --        110,620
          Net residual interest in receivables sold                         --           --        61,755         --         61,755
          Prepayments and other current assets                               435        6,246        --           --          6,681
          Current assets of discontinued operations                         --         34,875        --           --         34,875
                                                                       ---------    ---------   ---------    ---------    ---------
               Total current assets                                          435      432,358      61,755     (267,341)     227,207
Property, plant and equipment, net                                          --        131,038        --           --        131,038
Other noncurrent assets                                                  399,269        4,913        --       (398,071)       6,111
Noncurrent assest of discontinued operations                                --         64,802        --           --         64,802
                                                                       ---------    ---------   ---------    ---------    ---------
               Total assets                                            $ 399,704    $ 633,111   $  61,755    $(665,412)   $ 429,158
                                                                       =========    =========   =========    =========    =========

Liabilities
Current liabilities:
          Accounts payable                                             $ 161,658    $  55,869   $ 105,683    $(267,341)   $  55,869
          Accrued liabilities                                              5,859       21,157        (847)        --         26,169
          Current liabilities of discontinued operations                    --          6,337        --           --          6,337
                                                                       ---------    ---------   ---------    ---------    ---------
               Total current liabilities                                 167,517       83,363     104,836     (267,341)      88,375
Long-term debt                                                           125,000         --          --           --        125,000
Other long-term liabilities                                                 --          5,183        --           --          5,183
Accrued pension benefits                                                    --         25,353        --           --         25,353
Accrued postretirement benefits                                             --         76,670        --           --         76,670
Noncurrent liabilities of discontinued operations                           --          1,390        --           --          1,390
                                                                       ---------    ---------   ---------    ---------    ---------
               Total liabilities                                         292,517      191,959     104,836     (267,341)     321,971
                                                                       ---------    ---------   ---------    ---------    ---------

Commitments and contingencies                                               --           --          --           --           --

Stockholders' Equity
     Common stock                                                            160            1        --             (1)         160
     Additional paid-in capital                                          405,613      486,727       5,000     (491,727)     405,613
     Accumulated deficit                                                (277,942)     (24,932)    (48,081)      73,013     (277,942)
     Accumulated other comprehensive income:
        Minimum pension liability adjustment                             (21,391)     (21,391)       --         21,391      (21,391)
        Effects of cash flow hedges                                          747          747        --           (747)         747
                                                                       ---------    ---------   ---------    ---------    ---------
               Total stockholders' equity                                107,187      441,152     (43,081)    (398,071)     107,187
                                                                       ---------    ---------   ---------    ---------    ---------
               Total liabilities and stockholders' equity              $ 399,704    $ 633,111   $  61,755    $(665,412)   $ 429,158
                                                                       =========    =========   =========    =========    =========

   Combining Statement of Operations for the year ended December 31, 2003
                                 (in thousands)

                                                            Parent
                                                           Company        Subsidiary     Non-guarantor                    Combined
                                                            Only          Guarantors     Subsidiaries     Eliminations     Totals
                                                           ---------      ---------       ---------       ---------       ---------
Net sales                                                  $    --        $  817,711      $    --         $    --        $  817,711
Cost of goods sold                                              --           769,402           --              --           769,402
                                                           ---------       ---------      ---------       ---------       ---------
     Gross profit                                               --            48,309           --              --            48,309
Selling, general and administrative expenses                     287          33,712            318            --            34,317
                                                           ---------       ---------      ---------       ---------       ---------
     Operating income (loss)                                    (287)         14,597           (318)           --            13,992
Other income (expense), net                                   14,302           1,771           --           (14,302)          1,771
Interest income (expense), net                               (13,873)          2,008         (3,641)           --           (15,506)
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations before
       income taxes                                              142          18,376         (3,959)        (14,302)            257
Income tax expense                                              --               114              1            --               115
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations                    142          18,262         (3,960)        (14,302)            142
Discontinued operations:
     Income (loss) from operations before income taxes       (29,007)        (29,007)          --            29,007         (29,007)
     Income tax expense (benefit)                                 69              69           --               (69)             69
                                                           ---------       ---------      ---------       ---------       ---------
Income (loss) from discontinued operations                   (29,076)        (29,076)          --            29,076         (29,076)
                                                           ---------       ---------      ---------       ---------       ---------
     Net income (loss)                                     $ (28,934)      $ (10,814)     $  (3,960)      $  14,774       $ (28,934)
                                                           =========       =========      =========       =========       =========

      Combining Statement of Operations for the year ended December 31, 2002
                                 (in thousands)

                                                            Parent
                                                           Company        Subsidiary     Non-guarantor                    Combined
                                                            Only          Guarantors     Subsidiaries     Eliminations     Totals
                                                           ---------      ---------       ---------       ---------       ---------
Net sales                                                  $    --         $ 853,849      $    --         $    --         $ 853,849
Cost of goods sold                                              --           804,637           --              --           804,637
                                                           ---------       ---------      ---------       ---------       ---------
     Gross profit                                               --            49,212           --              --            49,212
Selling, general and administrative expenses                     269          34,148             11            --            34,428
                                                           ---------       ---------      ---------       ---------       ---------
     Operating income (loss)                                    (269)         15,064            (11)           --            14,784
Other income (expense), net                                   14,652           1,636           --           (14,652)          1,636
Interest income (expense), net                               (13,833)          2,242         (4,263)           --           (15,854)
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations before
       income taxes and cumulative
       effect of change in accounting principle                  550          18,942         (4,274)        (14,652)            566
Income tax expense (benefit)                                  (2,373)             16           --              --            (2,357)
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations before
       cumulative effect of change in accounting principle     2,923          18,926         (4,274)        (14,652)          2,923
Discontinued operations:
     Income (loss) from operations before income taxes         6,258           6,258           --            (6,258)          6,258
     Income tax expense (benefit)                                 65              65           --               (65)             65
                                                           ---------       ---------      ---------       ---------       ---------
Income (loss) from discontinued operations                     6,193           6,193           --            (6,193)          6,193
                                                           ---------       ---------      ---------       ---------       ---------
Cumulative effect of change in accounting principle          (25,327)        (25,327)          --            25,327         (25,327)
                                                           ---------       ---------      ---------       ---------       ---------
     Net income (loss)                                     $ (16,211)      $    (208)     $  (4,274)      $   4,482       $ (16,211)
                                                           =========       =========      =========       =========       =========

   Combining Statement of Operations for the year ended December 31, 2001
                                 (in thousands)

                                                            Parent
                                                           Company        Subsidiary     Non-guarantor                    Combined
                                                            Only          Guarantors     Subsidiaries     Eliminations     Totals
                                                           ---------      ---------       ---------       ---------       ---------
Net sales                                                  $    --        $  801,786      $    --         $    --        $  801,786
Cost of goods sold                                              --           774,895           --              --           774,895
                                                           ---------       ---------      ---------       ---------       ---------
     Gross profit                                               --            26,891           --              --            26,891
Selling, general and administrative expenses                     290          40,887             10            --            41,187
Amortization of goodwill                                        --             2,248           --              --             2,248
Asset impairment charges                                        --           167,267           --              --           167,267
                                                           ---------       ---------      ---------       ---------       ---------
     Operating income (loss)                                    (290)       (183,511)           (10)           --          (183,811)
Other income (expense), net                                 (185,911)            907           --           185,911             907
Interest income (expense), net                               (13,439)          3,581         (6,777)           --           (16,635)
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations before
       income taxes                                         (199,640)       (179,023)        (6,787)        185,911        (199,539)
Income tax expense                                                34              89             12            --               135
                                                           ---------       ---------      ---------       ---------       ---------
     Income (loss) from continuing operations               (199,674)       (179,112)        (6,799)        185,911        (199,674)
Discontinued operations:
     Income (loss) from operations before income taxes         6,187           6,187           --            (6,187)          6,187
     Income tax expense (benefit)                                 65              65           --               (65)             65
                                                           ---------       ---------      ---------       ---------       ---------
Income (loss) from discontinued operations                     6,122           6,122           --            (6,122)          6,122
                                                           ---------       ---------      ---------       ---------       ---------
     Net income (loss)                                     $(193,552)      $(172,990)     $  (6,799)      $ 179,789       $(193,552)
                                                           =========       =========      =========       =========       =========

  Combining Statement of Cash Flows for the year ended December 31, 2003
                                 (in thousands)

                                                                           Parent
                                                                          Company    Subsidiary  Non-guarantor             Combined
                                                                           Only      Guarantors Subsidiaries Eliminations   Totals
                                                                          ---------  ----------   ----------  ---------   ----------
Cash flows from operating activities:
   Net income (loss)                                                       $(28,934)   $(10,814)  $  (3,960)   $ 14,774    $(28,934)
   Loss (income) from discontinued operations                                29,076      29,076        --       (29,076)     29,076
   Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operations:
        Depreciation                                                           --        18,832        --          --        18,832
        Amortization                                                           --           895        --          --           895
        Loss on disposal of property, plant and equipment                      --           554        --          --           554
        Issuance of common stock in connection with stock awards                 90        --          --          --            90
        Equity in undistributed net income of subsidiaries                  (14,302)       --          --        14,302        --
        Changes in assets and liabilities:
             (Increase) decrease in accounts receivable, net                   --        (1,987)       --         1,757        (230)
             (Increase) in inventories                                         --        (5,530)       --          --        (5,530)
             Decrease in net residual interest in receivables sold             --          --        16,900        --        16,900
             (Increase) in prepayments and other current assets                --        (7,142)       --          --        (7,142)
             Decrease (increase) in other noncurrent assets                     436      (1,015)       --          --          (579)
             Increase (decrease) in accounts payable                         15,174     (11,813)    (13,297)     (1,757)    (11,693)
             Increase (decrease) in accrued liabilities                          64      (4,225)        357        --        (3,804)
             (Decrease) in other liabilities                                   --        (9,090)       --          --        (9,090)
                                                                           --------    --------    --------    --------    --------
                 Net cash provided by (used in) continuing operations         1,604      (2,259)       --          --          (655)
                 Net cash provided by discontinued operations                  --         4,068        --          --         4,068
                                                                           --------    --------    --------    --------    --------
                 Net cash provided by operating activities                    1,604       1,809        --          --         3,413
                                                                           --------    --------    --------    --------    --------
Cash flows from investing activities:
   Purchases of property, plant and equipment                                    (3)    (16,113)       --          --       (16,116)
   Proceeds from sale of property, plant and equipment                         --           158        --          --           158
                                                                           --------    --------    --------    --------    --------
        Net cash (used in) investing activities                                  (3)    (15,955)       --          --       (15,958)
                                                                           --------    --------    --------    --------    --------
Cash flows from financing activities:
   Increase in outstanding checks in excess of deposits                        --           947        --          --           947
   Proceeds from long-term debt                                                --       108,970        --          --       108,970
   Repayments of long-term debt                                                --      (108,970)       --          --      (108,970)
   Cash dividends paid                                                       (1,601)       --          --          --        (1,601)
                                                                           --------    --------    --------    --------    --------
        Net cash (used in) provided by financing activities                  (1,601)        947        --          --          (654)
                                                                           --------    --------    --------    --------    --------
Net (decrease) in cash and cash equivalents                                    --       (13,199)       --          --       (13,199)
Cash and cash equivalents at beginning of period                               --        13,199        --          --        13,199
                                                                           --------    --------    --------    --------    --------
Cash and cash equivalents at end of period                                 $   --      $   --      $   --      $   --      $   --
                                                                           ========    ========    ========    ========    ========

  Combining Statement of Cash Flows for the year ended December 31, 2002
                                 (in thousands)

                                                                           Parent
                                                                          Company    Subsidiary  Non-guarantor             Combined
                                                                           Only      Guarantors Subsidiaries Eliminations   Totals
                                                                          ---------  ----------   ----------  ---------   ----------
Cash flows from operating activities:
   Net income (loss)                                                       $(16,211)   $   (208)  $  (4,274)   $  4,482    $(16,211)
   Loss (income) from discontinued operations                                (6,193)     (6,193)       --         6,193      (6,193)
   Adjustments to reconcile net income (loss) to
    net cash provided by operations:
        Depreciation                                                           --        18,891        --          --        18,891
        Amortization                                                           --           984        --          --           984
        Goodwill impairment charges                                          25,327      13,470        --       (25,327)     13,470
        Loss on disposal of property, plant and equipment                      --           325        --          --           325
        Issuance of common stock in connection with stock awards                170        --          --          --           170
        Equity in undistributed net income of subsidiaries                  (14,652)       --          --        14,652        --
        Changes in assets and liabilities:
             (Increase) decrease in accounts receivable, net                   --       (15,773)       --        15,788          15
             (Increase) in inventories                                         --        (5,991)       --          --        (5,991)
             Decrease in net residual interest in receivables sold             --          --           516        --           516
             (Increase) in prepayments and other current assets                --        (2,120)       --          --        (2,120)
             Decrease (increase) in other noncurrent assets                     435      (4,037)       --          --        (3,602)
             Increase (decrease) in accounts payable                         12,687       9,649       3,700     (15,788)     10,248
             Increase (decrease) in accrued liabilities                          75        (238)         58        --          (105)
             (Decrease) in other liabilities                                   --        (6,019)       --          --        (6,019)
                                                                           --------    --------    --------    --------    --------
                 Net cash provided by continuing operations                   1,638       2,740        --          --         4,378
                 Net cash provided by discontinued operations                  --        20,119        --          --        20,119
                                                                           --------    --------    --------    --------    --------
                 Net cash provided by operating activities                    1,638      22,859        --          --        24,497
                                                                           --------    --------    --------    --------    --------
Cash flows from investing activities:
   Purchases of property, plant and equipment                                  --       (15,975)       --          --       (15,975)
   Proceeds from sale of property, plant and equipment                         --            23        --          --            23
                                                                           --------    --------    --------    --------    --------
        Net cash (used in) investing activities                                --       (15,952)       --          --       (15,952)
                                                                           --------    --------    --------    --------    --------
Cash flows from financing activities:
   Proceeds from long-term debt                                                --        77,270        --          --        77,270
   Repayments of long-term debt                                                --       (77,270)       --          --       (77,270)
   Repayments of notes receivable from sale of common stock                   1,561        --          --          --         1,561
   Cash dividends paid                                                       (3,199)       --          --          --        (3,199)
                                                                           --------    --------    --------    --------    --------
        Net cash (used in) financing activities                              (1,638)       --          --          --        (1,638)
                                                                           --------    --------    --------    --------    --------
Net increase in cash and cash equivalents                                      --         6,907        --          --         6,907
Cash and cash equivalents at beginning of period                               --         6,292        --          --         6,292
                                                                           --------    --------    --------    --------    --------
Cash and cash equivalents at end of period                                 $   --      $ 13,199    $   --      $   --      $ 13,199
                                                                           ========    ========    ========    ========    ========

 Combining Statement of Cash Flows for the year ended December 31, 2001
                                 (in thousands)

                                                                           Parent
                                                                          Company    Subsidiary  Non-guarantor             Combined
                                                                           Only      Guarantors Subsidiaries Eliminations   Totals
                                                                          ---------  ----------   ----------  ---------   ----------
Cash flows from operating activities:
   Net income (loss)                                                      $(193,552)  $(172,990)   $ (6,799)   $179,789   $(193,552)
   Loss (income) from discontinued operations                                (6,122)     (6,122)       --         6,122      (6,122)
   Adjustments to reconcile net income (loss) to
    net cash (used in) provided by operations:
        Depreciation                                                           --        27,853        --          --        27,853
        Amortization                                                              7       3,529        --          --         3,536
        Asset impairment charges                                               --       167,267        --          --       167,267
        Loss on disposal of property, plant and equipment                      --           264        --          --           264
        Issuance of common stock in connection with stock awards                106        --          --          --           106
        Equity in undistributed net income of subsidiaries                  185,911        --          --      (185,911)       --
        Changes in assets and liabilities:
             (Increase) decrease in accounts receivable, net                   --       (28,934)       --        28,928          (6)
             Decrease in inventories                                           --        12,273        --          --        12,273
             (Increase) in net residual interest in receivables sold           --          --       (14,949)       --       (14,949)
             Decrease in prepayments and other current assets                   362       7,980        --          --         8,342
             Decrease (increase) in other noncurrent assets                     435        (757)       --          --          (322)
             Increase (decrease) in accounts payable                         11,587      (8,215)     22,347     (28,928)     (3,209)
             Increase (decrease) in accrued liabilities                         710      (1,913)       (599)       --        (1,802)
             (Decrease) in other liabilities                                   --       (16,977)       --          --       (16,977)
                                                                           --------    --------    --------    --------    --------
                 Net cash (used in) provided by continuing operations          (556)    (16,742)       --          --       (17,298)
                 Net cash provided by discontinued operations                  --        20,605        --          --        20,605
                                                                           --------    --------    --------    --------    --------
                 Net cash (used in) provided by operating activities           (556)      3,863        --          --         3,307
                                                                           --------    --------    --------    --------    --------
Cash flows from investing activities:
   Purchases of property, plant and equipment                                  --        (8,797)       --          --        (8,797)
   Proceeds from sale of property, plant and equipment                         --           100        --          --           100
                                                                           --------    --------    --------    --------    --------
        Net cash (used in) investing activities                                --        (8,697)       --          --        (8,697)
                                                                           --------    --------    --------    --------    --------
Cash flows from financing activities:
   Proceeds from long-term debt                                                --        57,110        --          --        57,110
   Repayments of long-term debt                                                --       (57,110)       --          --       (57,110)
   Repayments of notes receivable from sale of common stock                   3,848        --          --          --         3,848
   Cash dividends paid                                                       (3,292)       --          --          --        (3,292)
                                                                           --------    --------    --------    --------    --------
        Net cash provided by financing activities                               556        --          --          --           556
                                                                           --------    --------    --------    --------    --------
Net (decrease) in cash and cash equivalents                                    --        (4,834)       --          --        (4,834)
Cash and cash equivalents at beginning of period                               --        11,126        --          --        11,126
                                                                           --------    --------    --------    --------    --------
Cash and cash equivalents at end of period                                 $   --      $  6,292    $   --      $   --      $  6,292
                                                                           ========    ========    ========    ========    ========

21.  Discontinued Electrical Products Segment Operations
On June 4, 2004, the Company entered into a stock purchase agreement to sell its Alflex subsidiary, which comprised its Electrical Products Segment, to Southwire Company. The sale was completed on July 30, 2004. The cash consideration received by the Company was $64.0 million (subject to final adjustment as set forth in the stock purchase agreement.) Summary operating results for the discontinued operations for the years ended December 31 follows (in thousands):

                                                                                2003            2002           2001
                                                                                ----            ----           ----
    Net sales                                                                 $100,685        $112,389       $118,718
                                                                              ========        ========       ========

    Income (loss) from discontinued operations before income taxes            $(29,007)         $6,258         $6,187
    Income tax expense                                                              69              65             65
                                                                              --------        --------       --------
    Income (loss) from discontinued operations, net                           $(29,076)         $6,193         $6,122
                                                                              ========        ========       ========

Summarized balance sheet information for the discontinued operations at December 31 is as follows (in thousands):

                                                    2003             2002
                                                    ----             ----
    Current assets                                $35,704           $34,875
    Property, plant and equipment, net             14,425            15,930
    Goodwill                                       19,265            48,872
    Current liabilities                            (9,458)           (6,337)
    Accrued pension benefits                       (1,130)           (1,390)

             Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders
Commonwealth Industries, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Commonwealth Industries, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         As discussed in note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. As discussed in note 3 to the consolidated financial statements, the Company adopted FASB Statement No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. As discussed in note 7 to the consolidated financial statements, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment to FASB Statement No. 133," effective January 1, 2001.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
March 10, 2004 except for note 21,
as to which the date is
July 30, 2004.

Section 9 - Financial Statements and Exhibits.

Item 9.01  Financial Statements and Exhibits.

         (c) Exhibits

             23    Consent of PricewaterhouseCoopers LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                    By /s/ Michael D. Friday
                                       ---------------------------------------
                                       Michael D. Friday
                                       Executive Vice President and
                                       Chief Financial Officer


Date:  October 21, 2004

                                   Exhibit Index
                                   -------------
Exhibit
Number                  Description
-------   -----------------------------------------------------

23        Consent of PricewaterhouseCoopers LLP.